                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549


                            SCHEDULE 13G


             Under the Securities Exchange Act of 1934
                        (Amendment No. 10)*



                        LSI Industries Inc.
   ______________________________________________________________
                          (Name of Issuer)



                            Common Stock
   ______________________________________________________________
                   (Title of Class of Securities)


                            502 16C 10 8
   ______________________________________________________________
                           (CUSIP Number)

   Check the following box if a fee is being paid with this
   statement [ ]   .  (A fee is not required only if the filing
   person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                  (Continued on following page(s))

                         Page 1 of 4 Pages

   [ ][ ]
    CUSIP NO. 50216C108
                                13G
                            Page      2      of     4     Pages


     1  NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             James P. Sferra
             ###-##-####




     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)   [ ]
                                                                (b)  [ ]


     3  SEC USE ONLY



     4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America


                    5  SOLE VOTING POWER

      NUMBER OF          467,014
       SHARES
    BENEFICIALLY
      OWNED BY      6  SHARED VOTING POWER
        EACH
      REPORTING          26,931
     PERSON WITH

                    7  SOLE DISPOSITIVE POWER

                         467,014


                    8  SHARED DISPOSITIVE POWER

                         26,931

     9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             493,945


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*


    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.3%


    12  TYPE OF REPORTING PERSON*

           IN
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

   ITEM 1(a)   Name of Issuer:  LSI Industries Inc.

     1(b) Address of Issuer's Principal Executive Office:

          10000 Alliance Road
          Cincinnati, Ohio 45242

     2(a) Name of Persons Filing:  James P. Sferra

     2(b) Address of Principal Business Office:

          10000 Alliance Road
          Cincinnati, Ohio 45242

     2(c) Citizenship:   U.S.A.

     2(d) Title of Class of Securities: Common Stock, No Par
   Value

     2(e) CUSIP No.:     50216C 10 8

     3.   If this Statement is Filed Pursuant to Rules 13d-1(b)
   or
          13d-2(b), check whether the Person Filing is a:   N/A

     4.   Ownership:

          (a)  See Item 9 of cover page.
          (b)  See Item 11 of cover page.
          (c)  See Items 5-8 of cover page.

          Share numbers in Items 5, 7 and 9 include 38,286 options for shares that are exercisable within 60 days.
     Share numbers in Items 6, 8 and 9 include 26,931 shares held by Mr. Sferra's children for which Mr. Sferra disclaims beneficial ownership.

     5.   Ownership of 5% or less of class:  N/A

     6.   Ownership of more than 5% on behalf of another person:
          N/A

     7. Identification and classification of the subsidiary which acquired the security being reported by the parent holding company: N/A

     8.   Identification and classification of members of the
          group:    N/A

     9.   Notice of dissolution of group:    N/A

     10.  Certification:      N/A




     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



   Date:  January 15, 1996         /s/ James P. Sferra
                                   ______________________________
                                   James P. Sferra